Exhibit 99.1

FOR IMMEDIATE RELEASE:	Feb. 14, 2005
Contacts	Investors:	CNT Investors:	CNT Media:
Media:

Jil Backstrom Office: (720) 558-4774 press.release@mcdata.com	Renee Lyall Office: (720) 558-4629 renee.lyall@mcdata.com	Greg Barnum Office: (763)268-6110 greg_barnum@cnt.com	Gail Greener Office: (763) 268-6791 gail_greener@cnt.com

McDATA and CNT Announce Early Termination of Hart-Scott-Rodino Waiting Period

BROOMFIELD, Colo., and MINNEAPOLIS, Minn. -Feb. 14, 2005- McDATA Corporation (Nasdaq: MCDTA/MCDT), a leading provider of storage networking solutions, and Computer Network Technology Corporation, “CNT” (Nasdaq: CMNT), a leader in the WAN extension/ networking space providing storage area networking products, software, services and solutions, today announced that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act was granted for their proposed merger transaction.  Completion of the transaction, expected to occur during McDATA’s second fiscal quarter 2005, still requires the satisfaction of additional conditions, including obtaining shareholder approval from both companies’ shareholders.

###

About McDATA (www.mcdata.com)
McDATA (Nasdaq: MCDTA/MCDT) is the only vendor today uniquely positioned to deliver a unified information infrastructure— key to enabling a world where digital data is instantly transformed into useful information, accessed—anytime, anywhere. With more than 20 years of storage networking experience, McDATA’s comprehensive product portfolio enables partners and customers around the world to reduce the total cost of storage management today and be ready to adapt to the real-time information demands of tomorrow. Trusted in the world’s largest data centers, McDATA connects more

380 Interlocken   Crescent Broomfield, CO 80021   720.558.8000   Fax: 720.558.3860   www.mcdata.com

than two-thirds of all the world’s networked data, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data.

About CNT
CNT is the expert in today’s most cost-effective and reliable storage networking solutions.  For over 20 years, businesses around the world have depended on us to improve business efficiency, increase data availability and manage their business-critical information.  CNT applies its technology, products and expertise in open storage networking architecture and business continuity to help companies build end-to-end solutions consisting of analysis, planning and design, multi-vendor integration, implementation and ongoing remote management of the SAN or storage infrastructure.  For more information, visit CNT’s Web site at http://www.cnt.com or call 763-268-6000.

Forward-Looking Statements

This press release contains forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied. Such risk factors include, among others: difficulties encountered in integrating merged businesses; uncertainties as to the timing of the merger; approval of the transaction by the stockholders of the companies; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; whether certain revenues grow as anticipated; the competitive environment in the storage networking industry and competitive responses to the proposed merger; and whether the companies can successfully develop new products and the degree to which these gain market acceptance.

Actual results may differ materially from those contained in the forward-looking statements in this presentation. Additional information concerning these and other risk factors is contained in the Risk Factors sections of McDATA’s and CNT’s most recently filed Forms 10-K and 10-Q. McDATA and CNT undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after this announcement.

# # #

ADDITIONAL INFORMATION AND WHERE TO FIND IT:  On February 11, 2005, McDATA filed a Registration Statement on SEC Form S-4 and McDATA and CNT filed a Joint Proxy Statement/Prospectus with the SEC in connection with the proposed merger.  This Registration Statement has not been declared effective by the SEC and the Joint Proxy Statement/Prospecuts is not in its final definitive form and both may be amended.  McDATA and CNT will mail a Joint Proxy Statement/Prospectus to stockholders of McDATA and shareholders of CNT containing information about the proposed merger after the Registration Statement containing the Joint Proxy Statement/Prospectus has been declared effective by the SEC.  Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully in their entirety when they are available.  The Registration Statement and Joint Proxy Statement/Prospectus contain important information about McDATA, CNT, the proposed merger, the persons soliciting proxies relating to the proposed merger, their interests in the transaction and related maters.  Investors and security holders can obtain free copies of these documents through the website maintained by the SEC at <http://www.sec.gov>.   Free copies of the Joint Proxy Statement/Prospectus may also be obtained from McDATA by directing a request by mail to McDATA Corporation at 380 Interlocken Crescent, Broomfield, CO 80021, telephone (720) 558-4629, or from CNT by directing a request by mail to CNT at 6000 Nathan Lane North, Plymouth Minnesota 55442, telephone (763) 268-6130.

In addition to the Registration Statement and the Joint Proxy Statement/Prospectus, McDATA and CNT file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information filed by McDATA and CNT at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  McDATA’s and CNT’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at <http://www.sec.gov>.

McDATA, CNT, directors and certain executive officers of McDATA and CNT may be considered participants in the solicitation of proxies in connection with the Merger.  Certain directors and executive officers may have direct or indirect interests in the Merger due to securities holdings of McDATA and CNT, and consulting arrangements, service as directors and officers and rights to severance payments following the Merger.  In addition, certain directors and officers, after the Merger, will be indemnified by McDATA and will benefit from insurance coverage for liabilities that may arise from their services as directors and officers of CNT prior to the Merger.  McDATA and CNT have retained Mellon Investor Services LLC to assist them in soliciting proxies from their respective stockholders and shareholder.  Additional information regarding the participants in the solicitation is contained in the Registration Statement and Joint Proxy Statement/Prospectus filed by McDATA and CNT with the SEC.

# # #